American High-Income Municipal Bond Fund
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

January 31, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$45,597
Class B	$407
Class C	$2,830
Class F1	$3,568
Class F2	$1,615
Total	$54,017

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3374
Class B	$0.2847
Class C	$0.2814
Class F1	$0.3306
Class F2	$0.3510

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	137,627
Class B	1,314
Class C	10,405
Class F1	11,292
Class F2	5,806
Total	166,444

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$14.49
Class B	$14.49
Class C	$14.49
Class F1	$14.49
Class F2	$14.49